Exhibit 99.3

CFO Commentary on 2015 Financial Results

March 8, 2016

Related Information

The commentary in this document can be referenced in the financial information found in the earnings release issued earlier today. The release can be found at investors.ZAGG.com, or in the Form 8-K furnished to the Securities and Exchange Commission website at sec.gov.

Conference Call

The Company will hold a conference call at 5:00 p.m. Eastern Standard Time on March 8, 2016, to review full year and fourth quarter 2015 results. Randy Hales, Chief Executive Officer, and Brad Holiday, Chief Financial Officer, will participate in the call. The conference call will be available to interested parties through a live audio Internet broadcast accessible at investors.ZAGG.com. A podcast of the conference call will also be archived at investors.ZAGG.com for one year.

Summary

The Company recorded record net sales for full year 2015 of $269.3 million, an increase of 3% from $261.6 million in the prior year. Gross profit margin for the year was 38% and operating margin was 10% of net sales. Net income for the fiscal year was $15.6 million, an increase of 49% from $10.5 million in 2014, and earnings per diluted share increased 59% to $0.54 compared to $0.34 in the prior year.

The Company reported fourth quarter net sales of $78.6 million, a 23% decrease compared to net sales of $102.4 million in the fourth quarter of 2014. Gross profit margin for the quarter was 37% and operating margins were 10% of net sales. Net income for the fourth quarter was $5.0 million, or $0.18 per diluted share.

Adjusted EBITDA for the full year 2015 increased 31% to $42.2 million (16% of net sales) compared to $32.1 million (12% of net sales) in 2014.

The Company provided 2016 financial guidance (inclusive of the acquisition of mophie post the March 3, 2016 closing of the transaction) as follows:

●	Net sales of $460 - $500 million

●	Gross profit margin in a range of low to mid 30’s

●	Adjusted EBITDA forecast to be $60 - $65 million

●	Annual effective tax rate estimated at approximately 40%

Please refer to the 2016 Business Outlook on page 7 for additional details.

2015 Full Year Results

(All comparisons are versus the full year results for 2014, unless otherwise noted.)

Net Sales

Net sales increased to a record $269.3 million, a 3% increase compared to $261.6 million.

Product Categories

Screen protection net sales totaled $179.9 million, an increase of 50% compared to $119.9 million. The increase was primarily due primarily to the expansion of screen protection sales to existing customers along with expanded distribution to new customers in the U.S. and Europe, particularly at wireless retailers, as well as an increase in average sales price associated with a higher mix of glass screen protection. As a result, 2015 U.S. dollar market share increased to 44% as measured by NPD retail sell through.

Tablet keyboard sales decreased to $50.6 million compared to $80.1 million, due to a 19% decline in the overall tablet market as report by NPD Group, as well as fewer new product launches in the latter part of 2015 as compared to the previous year.

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Audio sales decreased to $24.0 million compared to $30.5 million, due to SKU rationalization at a key customer and timing of new product launches.

Power management sales decreased to $7.5 million, compared to $14.8 million due partially to the loss of sales related to the bankruptcy of RadioShack, one of the Company’s largest power customers.

International

International sales were $24.9 million, a 5% decline compared to $26.2 million with changes in foreign currency rates adversely impacting international sales by $4.2 million compared to 2014. On a constant currency basis, sales would have increased 11% compared to 2014.

Gross Margin

Gross profit margin improved to 38% ($101.7 million) compared to 32% ($83.3 million) due to a favorable shift in sales mix, a write-down in inventory in 2014 that did not recur in 2015, as well as improved operational efficiencies.

Operating Expense

Operating expense was 28% of net sales ($75.8 million), compared to 25% of net sales ($66.4 million). The dollar increase in expenses was due primarily to increased customer service expense and warranty expense associated with higher screen protection sales, as well as higher marketing expenses, and increases in salaries and benefits.

Income Tax Expense

The effective tax rate decreased to 39.3% compared to 38.2% in the prior year. The increase in rate is attributable primarily to state tax rate changes and a decrease in the domestic manufacturing deduction.

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Net Income

Net income improved to $15.6 million versus $10.5 million. Diluted earnings per share improved to $0.54 (29.1 million shares) compared to diluted earnings per share of $0.34 (30.6 million shares).

Share Repurchase

In 2015, the Company repurchased 2.0 million shares ($14.9 million) at an average price of $7.32 per share. On October 30, 2015, the Board of Directors approved an additional share repurchase authorization of $20.0 million with no stated expiration date. Since March 2013, the company has repurchased $34.5 million, or 5.6 million shares, at an average price of $6.13.

Supplemental Data: Adjusted EBITDA

Adjusted EBITDA for 2015 increased 31% to $42.2 million (16% of net sales) compared to $32.1 million (12% of net sales).

2015 Fourth Quarter Results

(All comparisons are versus fourth quarter 2014, unless noted.)

Net Sales

Net sales were $78.6 million, a decrease of 23% compared to $102.4 million, due primarily to no major new device launches with form factor changes as compared to the prior year, partially offset by the addition of new customers and expanded distribution with wireless customers.

Product Categories

Screen protection net sales totaled $51.6 million, a decrease of 9% compared to record $56.7 million. The Company experienced record net sales of screen protection in the prior year fourth quarter related to the launch of the new iPhone 6 and 6 Plus, which was a change in form factor from the previous version. The year-over-year decrease in 2015 screen protection net sales was primarily related to the absence of major device launches with a change in form factor. However, this decline was partially offset by increased placement of screen protection at wireless retailers. As a result, dollar market share increased to 50% in December 2015 as measured by NPD.

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Tablet keyboard sales decreased to $15.1 million compared to $26.0 million due to overall softness in the tablet market and fewer product launches as compared to the fourth quarter of 2014.

Power management sales decreased to $3.4 million compared to $5.6 million due to large sell-in of power at a key retailer in the fourth quarter of 2014 and a reduction in sales due to the RadioShack bankruptcy.

Audio sales decreased 14% to $6.9 million compared to $8.0 million, primarily due to SKU rationalization at a key customer.

International

International sales decreased to $7.2 million, compared to $8.2 million in the same quarter last year, due to changes in foreign currency rates ($0.9 million). On a constant currency basis, sales were flat compared to the fourth quarter of 2014.

Gross Margin

Gross profit margin was 37% ($28.9 million) compared to 39% ($39.6 million). The decrease was due to a lower sales of higher margin screen protection during the period, partially offset by improved operational efficiencies.

Operating Expense

Operating expense was 27% of net sales or $21.0 million, compared to 19% of net sales or $19.5 million. The increase was due primarily to increased customer service expense associated with higher screen protection sales and increased salaries and benefits.

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Income Tax Expense

The effective tax rate for the quarter was 37.4% compared to 34.8%. The increase in rate is attributable primarily to state tax rate changes and a decrease in the domestic manufacturing deduction.

Net Income

Net income in the fourth quarter was $5.0 million, or diluted earnings per share of $0.18 (on 28.0 million shares), compared to $13.0 million, or diluted earnings per share of $0.43 (on 30.3 million shares).

Unaudited Supplemental Data: Adjusted EBITDA

Adjusted EBITDA for the quarter was $12.7 million (16% of net sales) compared to $24.3 million (24% of net sales).

Balance Sheet (as of December 31, 2015)

Cash Balance

The cash balance was $13.0 million compared to $9.5 million in 2014. The Company generated cash from operations of $24.5M compared to $26.3M in 2014.

Debt Balances/Liquidity

The Company had no outstanding debt and $25.0 million available on the credit facility.

Account Receivables

Accounts receivable decreased to $57.6 million compared to $75.7 million due to lower fourth quarter sales. Day’s sales outstanding (DSO) improved to 67 days compare to 68 days in 2014.

Inventory

Inventories were $45.9 million compared to $48.4 million in 2014.

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2016 Business Outlook

To assist in understanding the 12-month combined operations and expected contribution from ZAGG and mophie’s operations during 2016, the following table details (1) revenue and Adjusted EBITDA for ZAGG, mophie, and consolidated basis on a full year basis (including the expected mophie 2016 operations prior to and post-acquisition) and (2) the consolidated full-year guidance covering the period post-acquisition.

			Net Sales			Adjusted EBITDA
(in millions)		2015	2016	2016		2016	2016
Annual Guidance (includes 12 months mophie results, if acquired 1/1/16)
		Actual	Low	High		Low	High
ZAGG		$269	$285	$305		$44	$47
	Growth %		6%	13%	Margin %	15%	15%
mophie		$203*	$210	$230		$20	$22
	Growth %		3%	13%	Margin %	10.0%	10.0%
Consolidated		$472	$495	$535		$64	$69
	Growth %		5%	13%	Margin %	13%	13%

Annual Guidance (includes mophie results post 3/3/16 closing)**
Consolidated		$442***	$460	$500		$60	$65
	Growth %		4%	13%	Margin %	13%	13%

* Estimated 2015 net sales (unaudited) for mophie

** Reflects full year ZAGG results and mophie 10 month results adjusted for March 3, 2016 closing

*** Reflects full year ZAGG results and estimated 2015 ten month mophie results (unaudited) for comparative purposes only

Non-GAAP Financial Disclosure

ZAGG regularly discloses Adjusted EBITDA, a non-GAAP metric, in its financial releases. Readers should refer to the non-GAAP financial disclosures at the end of this document for information on the limitations of non-GAAP disclosures. An explanation of ZAGG's use of this non-GAAP financial measure and the reconciliation between GAAP and non-GAAP measures required by SEC Regulation G is included in ZAGG's press release today, which can be found at investors.ZAGG.com.

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Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), recovery of reserves on note receivable, and mophie transaction related expenses) contained in this commentary is not a financial measure under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA because we believe that it is helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to timely design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the ability to successfully integrate new operations or acquisitions, including mophie inc.; (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories; () (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; and (k) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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